Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-4 No. 333-0000) and related Prospectus of sanofi-aventis for the registration of contingent value rights and to the incorporation by reference therein of our reports dated February 25, 2011, with respect to the consolidated financial statements of sanofi-aventis and its subsidiaries and the effectiveness of internal control over financial reporting of sanofi-aventis and its subsidiaries, included in its Annual Report (Form 20-F) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Ernst & Young Audit

Represented by Christian Chiarasini and Jacques Pierres

Paris-La Défense

March 4, 2011

/s/ Christian Chiarasini	/s/ Jacques Pierres